As filed with the Securities and Exchange Commission August 1, 2008	Registration Statement No. 333-150901

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
REGISTRATION STATEMENT
ON FORM S-1
UNDER
THE SECURITIES ACT OF 1933

AXION POWER INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	65-0774638	2121
(State or other jurisdiction of	(I.R.S. Identification Number)	(Primary Standard Industrial
incorporation or organization)		Classification Code Number)

3601 Clover Lane
New Castle, Pennsylvania 16105
Telephone (724) 654-9300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas Granville
3601 Clover Lane
New Castle, Pennsylvania 16105
Telephone (724) 654-9300

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Quentin Collin Faust, Esq.
Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
Telephone (214) 659-4400

Approximate Date of Commencement of Proposed Sale to the Public: At such time or times after the effective date of this registration statement as the Selling Stockholders shall determine.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	2,782,837	$1.95	$5,426,532	$214	(2)

(1)	Estimated for the purpose of determining the registration fee pursuant to Rule 457(c), based on the average of the bid and asked price as of July 30, 2008.

(2)	Previously paid with the initial filing.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE: We are filing this Amendment No. 3 to Registration Statement on Form S-1 to update and refile the opinion of Andrews Kurth LLP attached hereto as Exhibit 5.1, and to update the consent of Rotenberg & Co. LLP attached hereto as Exhibit 23.2.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:

Securities and Exchange Commission registration fee	$214.00
Printing and engraving expenses	$1,000.00
Legal fees and expenses	$90,000.00
Accountant fees and expenses	$8,500.00
Total	$99,714.00

Item 14. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of the DGCL or obtained an improper personal benefit.

Our Certificate of Incorporation specifically limits each director’s personal liability, as permitted by Section 102 of the DGCL, and provides that if it is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockbrokers or disinterested directors of otherwise both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Our Certificate of Incorporation provides for indemnification of our directors, officers, employees and agents to the fullest extent permitted by the DGCL.

Item 15. Recent Sales of Unregistered Securities

Since June 30, 2005, Axion has issued and sold the following securities:

Equity Transactions –Year ended December 31, 2005:

In February 2005, the board of directors designated 1,000,000 shares of preferred stock as Senior Preferred Stock. The Company sold 385,000 shares of Senior Preferred Stock at a price of $10 per share to C&T and its stockholders. The net proceeds of the offering included $2,754,110 in cash and $1,000,000 in liability conversion. In connection with the sale, the Company issued 282,500 warrants to certain of the purchasers. In March 2005, the Company issued 228,500 additional warrants to the purchasers of $2,285,000 of Senior Preferred Stock.

Holders of Senior Preferred Stock have the right to convert their shares into common stock at any time, at an original conversion price of $2.00. The Company was required to register the underlying shares by April 30, 2005. The shares were not registered until June 2005 and as a result the conversion price was reduced to $1.86 per share. This reduction in the conversion price resulted in an additional beneficial conversion feature, valued at the fair value of the additional common shares issuable as a result of the reduced conversion price, amounting to $433,228.

Common stock private placement activities during the year ended December 31, 2005 were as follows:

•
The Company sold 600,000 units to two related parties and four unaffiliated accredited investors, each consisting of one share of common stock and a two-year warrant exercisable at $4.00 for a purchase price of $2.00 per unit, or $1,200,000, before offering costs.

•	A director exercised 446,000 - $1 warrants/options and 25,000 - $2 options with a total exercise price of $496,000.

•	Other holders exercised 382,665 options and warrants for 382,665 shares of common stock with an aggregate exercise price of $787,395.

Equity Transactions –Year ended December 31, 2006:

On October 18, 2006, the Company’s board of directors designated, from the Company’s total authorized 12,500,000 shares, a new series of preferred stock consisting of up to 2,000,000 shares designated Series A Preferred Stock. During the fourth quarter of 2006, the Company sold an aggregate of 782,997 shares of Series A Preferred Stock at a price of $10 per share for net proceeds of $7,722,470. The shares of Series A Preferred Stock are convertible at the option of the holders of record at an initial conversion price of $1.25 per share.

The common stock transactions during the year ended December 31, 2006 are as follow:

•
Two unaffiliated individual accredited investors purchased a total of 80,000 units for a purchase price of $2.50 per unit or $200,000. Each unit consists of one share of common stock and one common stock purchase warrant with an exercise price of $4.00 per share. The warrants are exercisable up until the first anniversary of the effective date of the common stock registration statement and were valued at $26,354 on the date of issuance

•	The Company’s chief executive officer exercised his $2.00 warrants to purchase 56,700 shares for $113,400

•
The Company’s chief technical officer received 6,000 unrestricted shares, valued at $24,000, pursuant to his 2005 employment contract and an additional 250,000 restricted shares, valued at $937,500, pursuant to his 2006 employment contract. The 250,000 shares will become fully vested on December 28, 2009. The expense related to these shares will be recognized over this three-year requisite service period and the shares will be considered issued and outstanding upon vesting.

741,613 warrants were issued to related parties in conjunction with the financing of debt issued during 2006. In April 2006, the Company’s chief executive officer exercised his $2.00 warrants to purchase 56,700 shares of common stock for $113,400. In October 2006, 200,000 3-year warrants were issued to Cypress in payment for consulting services. These $3.00 warrants valued at $74,437 are scheduled to expire in October 2009. In December 2006, a former director of the Company received 9,000 $6.00 warrants valued at $12,411, and are scheduled to expire December 29, 2010. Additionally, 80,000 warrants were issued to accredited investors in connection with a private placement of units comprised of one share of the Company’s common stock and one stock purchase warrant, as discussed above.

During 2006, 782,997 shares of Series A Preferred Stock were issued to four related parties and ten unaffiliated accredited investors at a purchase price of $10.00 per share for aggregate proceeds to the Company of $7,829,970.

Equity Transactions - Year ended December 31, 2007:

During 2007, 40,000 shares of Series A Preferred Stock were issued to two unaffiliated accredited investors at a purchased price of $10.00 per share for aggregate proceeds to the Company of $40,000.

Equity Transactions - Six-month period ended June 30, 2008:

At the second Quercus closing on April 8, 2008, we issued and sold 1,904,762 second closing units (a unit is one share of common stock, and a 5-year warrant to purchase 1.25 additional shares of common stock at an exercise price of $2.60 per share) issuable to Quercus for an aggregate purchase price of $4,000,000, or $2.10 per Unit.

On April 21, 2008, two accredited investors under the terms of their 2007 Bridge Loan agreement, converted $105,000 of their Bridge Loans to purchase 50,000 second closing units under the same terms and conditions as was offered to Quercus, at $2.10 per Unit.

On May 6, 2008, one accredited investor under the terms of the 2006 Series A Preferred private placement offering, converted 50,000 preferred shares with a stated value of $629,432 to purchase 503,546 shares of the Company’s common stock at the stated conversion price of $1.25 per share.

On May 29, 2008, a director under the terms of his 2007 Bridge Loan agreement, converted $4,200 of his Bridge Loan to purchase 2,000 second closing units under the same terms and conditions as was offered to Quercus, at $2.10 per Unit.

At the third and final Quercus closing on June 30, 2008, we issued and sold 4,761,905 third closing units (a unit is one share of common stock, and a 5-year warrant to purchase 1 additional shares of common stock at an exercise price of $2.60 per share) issuable to Quercus for an aggregate purchase price of $10,000,000, or $2.10 per Unit.

On June 30, 2008, a director under the terms of his 2007 Bridge Loan agreement, converted $800.000 of his Bridge Loan to purchase 380,952 third closing units under the same terms and conditions as was offered to Quercus, at $2.10 per Unit.

During the first 6 months of 2008, an officer vested in 6,000 shares of his 2007 restricted stock award.

Common Stock Issuances: The following table represents per share issuances of common stock from May 1, 2005 through March 31, 2008.

2005

Description:	Date	Shares	Per share valuation	Business reason:

7 individuals	6/10/2005	29,565	$3.57	Exercise of Director options

3 individuals	7/11/2005	190,000	$1.58	Conversion of Preferred and accrued dividends

Banca di Unionale	7/11/2005	10,000	$1.60	Exercise of preferred warrants

3 individuals	8/28/2005	150,000	$1.67	Conversion of Preferred and accrued dividends

James Smith	9/7/2005	30,000	$1.67	Conversion of Preferred and accrued dividends

2 individuals	9/28/2005	1,050,000	$1.69	Conversion of Preferred and accrued dividends

2 individuals	various	226,900	$1.79	Exercise of Series I warrants

3 individuals	various	91,200	$2.40	Exercise of Series III warrants

2 individuals	various	25,000	$1.60	Exercise of Preferred warrants

Officer	10/20/2005	446,000	$1.00	Exercise of warrants and options

Officer	10/20/2005	25,000	$2.00	Exercise of warrants

6 individuals	12/1/2005	600,000	$2.00	Common stock and warrants

2005 Totals		3,642,665	$1.94

2006

2 individuals	4/21/06	80,000	2.50	Common stock and warrants issued for cash

Officer	4/21/06	56,700	2.00	Exercise of non-plan incentive option granted to CEO

Officer	4/21/06	6,000	4.00	Unrestricted share grant to CTO

Mega-C Trust	11/28/06	(500,000)	2.25	Return of shares per settlement agreement

2006 Totals		(357,300)	$2.20

2007

Officer	12/01/07	1,000	2.30	Unrestricted share grant to VP Mfg Engineering

2007 Totals		1,000	$2.30

2008

The Quercus Trust	1/14/2008	1,904,762	2.10	Securities purchase agreement

1 individual	3/31/2008	106,659	2.10	2007 Bridge Loan Conversion

V.P. Mfg Engineering	3/31/2008	3,000	2.30	Unrestricted share Grant- 1st Qtr

V.P. Mfg Engineering	4/01/2008	3,000	2.30	Unrestricted share Grant -2nd Qtr

The Quercus Trust	4/08/2008	1,904,762	2.10	Securities purchase agreement

2 individuals	4/21/2008	50,000	2.10	2007 Bridge Loan Conversion

Lichtensteiniche Landsbank	5/06/2008	503,546	1.25	Series A Preferred Conversions

Director	5/29/2008	2,000	2.10	2007 Bridge Loan Conversion

The Quercus Trust	6/30/2008	4,761,905	2.10	Securities purchase agreement

Director	6/30/2008	380,952	2.10	2007 Bridge Loan Conversion

2008 Totals (as of June 30)		9,620,586	$2.06

During 2007, 397,750 warrants were to be issued to related parties in conjunction with the financing of debt. See the “Related Party” footnote above. Because of a delay in processing, these 3-year $6.00 warrants issued on March 31, 2008 are being issued with an expiration date of March 31, 2011. The following table provides summary information on warrants outstanding as of December 31, 2007, including the 301,700 warrants that were issued in escrow to facilitate the pending stock sale described above. The table provides summary information on the various warrants issued by the Company in private placement transactions; the warrants exercised to date; the warrants that are presently exercisable and the current exercise prices of such warrants.

All of the above equity transactions were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

2.1	Reorganization Agreement (without exhibits) between Tamboril Cigar Company, Axion Power Corporation and certain stockholders of Axion Power Corporation dated December 31, 2003.	(1)

2.2	First Addendum to the Reorganization Agreement between Tamboril Cigar Company, Axion Power Corporation and certain stockholders of Axion Power Corporation dated January 9, 2004.	(1)

3.1	Amended and Restated Certificate of Incorporation of Tamboril Cigar Company dated February 13, 2001.	(2)

3.3	Amendment to the Certificate of Incorporation of Tamboril Cigar Company dated June 4, 2004.	(3)

3.4	Amendment to the Certificate of Incorporation of Axion Power International, Inc. dated June 4, 2004.	(3)

3.5	Amended By-laws of Axion Power International, Inc. dated June 4, 2004.	(3)

4.1	Specimen Certificate for shares of Company’s $0.00001 par value common stock.	(7)

4.2	Second Amended and Restated Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated November 21, 2006.	**

4.3	Succession Agreement Pursuant to the Provisions of the Trust Agreement for the Benefit of the Stockholders of Mega-C Power Corporation dated March 25, 2004.	(4)

4.4	Form of Warrant Agreement for 1,796,300 capital warrants.	(7)

4.5	Form of Warrant Agreement for 667,000 Series I investor warrants.	(7)

4.6	Form of Warrant Agreement for 350,000 Series II investor warrants.	(7)

4.7	Form of Warrant Agreement for 313,100 Series III investor warrants.	(7)

4.8	Form of 8% Cumulative Convertible Senior Preferred Stock Certificate	(18)

4.9	First Amended and Restated Trust Agreement for the Benefit of the Stockholders of Mega-C Power Corporation dated February 28, 2005.	(8)

4.10	Certificate of Powers, Designations, Preferences and Rights of the 8% Convertible Senior Preferred Stock of Axion Power International, Inc. dated March 17, 2005.	(9)

4.11	Certificate of Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock, Par Value $0.0001 Per Share, of Axion Power International, Inc. dated October 23, 2006.	(10)

4.12	Amended Certificate of Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock, Par Value $0.0001 Per Share, of Axion Power International, Inc. dated October 26, 2006.	(10)

5.1	Opinion of Andrews Kurth LLP	*

9.1	Agreement respecting the voting of certain shares beneficially owned by the Trust for the Benefit of the Stockholders of Mega-C Power Corporation.	Included in Exhibit 4.2

10.1	Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated November 15, 2003.	(1)

10.2	Letter Amendment to Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated November 17, 2003.	(1)

10.3	Tamboril Cigar Co. Incentive Stock plan Dated January 8, 2004	(16)

10.4	Tamboril Cigar co. Outside Directors Stock Option Plan Dated February 2, 2004	(16)

10.5	Stock Purchase & Investment Representation Letter Dated January 9, 2004	(1)

10.6	First Amendment to Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated as of January 9, 2004.	(5)

10.7	Definitive Incentive Stock Plan of Axion Power International, Inc. dated June 4, 2004.	(3)

10.8	Definitive Outside Directors’ Stock Option Plan of Axion Power International, Inc. dated June 4, 2004.	(3)

10.9	Executive Employment Agreement of Charles Mazzacato.	(7)

10.10	Executive Employment Agreement of Peter Roston.	(7)

10.11	Bankruptcy Settlement Agreement Between Axion Power International, Inc. and Mega-C Dated December, 2005	(19)

10.12	Second Amendment to Development and License Agreement between Axion Power International, Inc. and C and T Co. Incorporated dated as of March 18, 2005.	(9)

10.13	Executive Employment Agreement of Thomas Granville dated June 23, 2008.	(17)

10.14	Loan agreement dated January 31, 2006 between Axion Battery Products, Inc. as borrower, Axion Power International, Inc. as accommodation party and Robert Averill as lender respecting a $1,000,000 purchase money and working capital loan.	(11)

10.15	Security agreement dated January 31, 2006 between Axion Battery Products, Inc. as debtor and Robert Averill as secured party.	(11)

10.16	Security agreement dated January 31, 2006 between Axion Power International, Inc. as debtor and Robert Averill as secured party.	(11)

10.17	Promissory Note dated February 14, 2006 between Axion Battery Products, Inc. as maker and Robert Averill as payee.	(11)

10.18	Form of Warrant Agreement between Axion Power International, Inc. and Robert Averill.	(11)

10.19	Commercial Lease Agreement dated February 14, 2006 between Axion Battery Products, Inc. as lessee and Steven F. Hoye and Steven C. Warner as lessors.	(11)

10.20	Asset Securities Purchase Agreement dated February 10, 2006 between Axion Battery Products, Inc. as buyer and National City Bank of Pennsylvania as seller.	(11)

10.21	Escrow Agreement dated February 14, 2006 between Axion Battery Products, Inc. and National City Bank of Pennsylvania as parties in interest and William E. Kelleher, Jr. and James D. Newell as escrow agents.	(11)

10.22	Executive Employment Agreement of Edward Buiel dated June 23, 2008.	(12)

10.23	Consulting Agreement, dated as of September 27, 2007, by and between Axion Power International, Inc. and Andrew Carr Conway, Jr.	(13)

10.24	Amendment No. 1 to Consulting Agreement, dated as of October 31, 2007, by and between Axion Power International, Inc. and Andrew Carr Conway, Jr.	(13)

10.25	Securities Purchase Agreement dated as of January 14, 2008, by and between Axion Power International, Inc. and Selling Stockholder.	**

10.26	Common Stock Purchase Warrant dated January 14, 2008, executed by Axion Power International, Inc.	(14)

10.27	Executive Employment Agreement of Donald T. Hillier dated June 18, 2008.	**

16.1	Letter from Want & Ender CPA, PC Re: Change in Certifying Accountant.	(6)

16.2	Letter from Freed Maxick & Battaglia, CPAs, PC, dated January 31, 2008.	(15)

21.1	List of Subsidiaries of Axion Power International, Inc.	**

23.1	Consent of Andrews Kurth LLP (included in Exhibit 5.1)

23.2	Consent of Rotenberg & Co., LLP	*

24.1	Power of Attorney	**

(1)	Incorporated by reference from our Current Report on Form 8-K dated January 15, 2004.
(2)	Incorporated by reference from our Current Report on Form 8-K dated February 5, 2003.
(3)	Incorporated by reference from our Current Report on Form 8-K dated June 7, 2004.
(4)	Incorporated by reference from our Current Report on Form 8-K dated April 13, 2004.

(5)	Incorporated by reference from our Form S-3 registration statement dated May 20, 2004.
(6)	Incorporated by reference from our Current Report on Form 8-K dated February 16, 2004.
(7)	Incorporated by reference from our Form S-1 registration statement dated September 2, 2004.
(8)	Incorporated by reference from our Current Report on Form 8-K dated February 28, 2005.
(9)	Incorporated by reference from our Current Report on Form 8-K dated March 21, 2005.
(10)	Incorporated by reference from our Current Report on Form 8-K dated November 8, 2006.
(11)	Incorporated by reference from our Current Report on Form 8-K dated February 16, 2006
(12)	Incorporated by reference from our Current Report on Form 8-K dated July 2, 2008.
(13)	Incorporated by reference from our Current Report on Form 8-K dated November 6, 2007.
(14)	Incorporated by reference from our Current Report on Form 8-K dated January 17, 2008.
(15)	Incorporated by reference from our Current Report on Form 8-K dated January 31, 2008.
(16)	Incorporated by reference from our Current Report on Form 8-K/A dated February 2, 2004.
(17)	Incorporated by reference from our Current Report on Form 8-K dated June 27, 2008.
(18)	Incorporated by reference from our Registration Statement on Form SB-2 dated April 26, 2005.
(19)	Incorporated by reference from our Current Report on Form 8-K dated December 30, 2005.

*Filed herewith
** Previously filed

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B (Section 430B of this chapter):

A.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in New Castle, Pennsylvania, on the 1st day of August, 2008.

AXION POWER INTERNATIONAL, INC.

By:	/s/ Thomas Granville
Thomas Granville, Principal Executive Officer

Date: August 1, 2008

By:	/s/ Donald T. Hillier
Donald T. Hillier, Principal Financial Officer and Principal Accounting Officer.

Date: August 1, 2008

Pursuant to the requirements of the Securities Act, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Stanley A. Hirschman*
Stanley A. Hirschman	Director	August 1, 2008

Robert G. Averill	Director	August 1, 2008

/s/ Glenn Patterson*
Glenn Patterson	Director	August 1, 2008

/s/ Michael Kishinevsky*
Michael Kishinevsky	Director	August 1, 2008

/s/ Igor Filipenko*
Igor Filipenko	Director	August 1, 2008

/s/ Howard K. Schmidt*
Howard K. Schmidt	Director	August 1, 2008

/s/ D. Walker Wainwright*
D. Walker Wainwright	Director	August 1, 2008

*By:	/s/ Thomas Granville
Thomas Granville
Attorney-in Fact